Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and among

RAINIER ACQUISITION CORP.

as the Buyer,

RAINIER SURGICAL INCORPORATED

as the Corporation,

and GARTH LUKE,

as the Seller

May 11, 2007

i

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated May 11, 2007, is entered into by and among Garth Luke (the “Seller”), Rainier Surgical Incorporated a Washington corporation (the “Corporation”) and Rainier Acquisition Corp., a Delaware corporation (the “Buyer”) and a wholly-owned subsidiary of Andover Medical, Inc. (“AMI”).

W I T N E S S E T H:

WHEREAS, the Seller owns 100% of the issued and outstanding shares of common stock, no par value (the “Stock”), of the Corporation; and

WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase the Stock on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Sale and Purchase of the Stock.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, transfer and deliver to the Buyer all shares of Stock owned by it, and the Buyer shall purchase from the Seller all such shares of Stock, which collectively constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Corporation, all of which shall be transferred to the Buyer free and clear of all liens, mortgages, deeds of trust, security interests, pledges, charges, encumbrances, liabilities and claims of every kind, except those contemplated by the terms of this Agreement or arising under applicable federal and state securities laws.

Section 2.              Closing.

The closing of the sale and purchase of the Stock provided for in Section 1 of this Agreement (the “Closing”) shall take place at the offices of Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103-0084, within twenty (20) days of Buyer’s receipt of the Audited Financial Statements under Section 4(a)(ix) hereof, or at such other location as may be agreed to by the parties.  The deliveries to be made by each of the parties at the Closing are specified in Sections 12 and 13 below.

Section 3.              Purchase Price.

(a)           (i)  Subject to the provisions of Section 3(b) below, at Closing, in consideration for Seller’s sale and transfer of his shares of Stock to the Buyer, the Buyer shall pay and deliver to Seller and his designees set forth on Schedule 3(a)(i) an aggregate purchase price of Three Million Five Hundred Seventy-Five Thousand Dollars ($3,575,000.00) consisting of (i) Two Million Six Hundred Seventy-Five Thousand Dollars ($2,675,000.00) in cash (the “Cash Purchase Price”), and (ii) an aggregate number of shares of Common Stock of AMI (the

“Shares”) equal in value to Nine Hundred Thousand Dollars ($900,000.00) based on the average closing price of Common Stock of AMI for the ten (10) consecutive trading days ending two (2) trading days before the Closing Date.  The total of the Shares and the Cash Purchase Price, after giving effect to any adjustment required pursuant to Section 3(c) herein, shall be referred to herein as the “Purchase Price.”

(ii)           In addition to the Purchase Price, Seller and its designees set forth on Schedule 3(a)(ii) shall be entitled to receive earnout payments (“Earnout Payments”) equal to ten percent (10%) of the Corporation’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) from the Corporation’s operations as they exist on the Closing Date on a stand alone basis before income taxes (without taking into account the Earnout Payments, if any), which Earnout Payments shall be payable annually for each of the 12 month periods in the fiscal years ended 2007, 2008, 2009 and 2010.  The Earnout Payments, if any, shall be paid by Buyer within 15 days of Buyer’s receipt of the computation of the Corporation’s EBITDA prepared on a stand alone basis for the Corporation after giving effect to the Corporation’s disposition of all of the assets and liabilities associated with its Wright Medical division and the real property in which the Corporation is headquartered (collectively, the “Divestiture”) in the relevant fiscal year, as determined by the Buyer’s independent auditors hereinafter referred to as “EBITDA”.  As used herein, EBITDA shall specifically exclude any expenses of the Corporation attributable to corporate overhead.

(iii)          In addition to the Shares to be issued pursuant to (i) above, Seller and his designees set forth in Schedule 3(a)(i) shall be entitled to receive up to an aggregate of $555,000 of restricted shares of Common Stock of AMI (“Performance Shares”) based on the average closing price of said Common Stock for the ten (10) consecutive trading days prior to the issuance of the Performance Shares if (1) (A) Seller and/or his designee, as the case may be, is employed by either the Corporation or the Buyer from the date hereof until the date on which the Performance Shares are to be delivered or (B) Seller and/or his designee, as the case may be, is terminated other than for “Cause” or resigns for “Good Reason” (each as defined in Seller’s or such designee’s Employment Agreement attached hereto as Exhibit 3(d)) (as Seller or such designee shall then be deemed to be employed for purposes of this provision), and (2) the Corporation’s business on a stand alone basis after the Divestiture achieves EBITDA targets (the “Targets”) in each of fiscal years ended 2007, 2008 and 2009 as follows:

EBITDA
Fiscal Year Ending December 31, 2007	$1,000,000
Fiscal Year Ending December 31, 2008	$1,100,000
Fiscal Year Ending December 31, 2009	$1,150,000

In each of the said three fiscal years $183,333 of AMI’s Common Stock shall be issued if EBITDA Targets are met for such fiscal year.  In the event that either or both Targets are not met in any such fiscal year or years, the Performance Shares for such year or years nevertheless shall be issued if such shortfalls are made up by EBITDA figures in excess of the annual Targets in the following fiscal year or years (but only taking into account fiscal years through December 31, 2009 and only using such excess amounts to make up Target shortfalls once).  The Performance Shares shall be delivered by Buyer within 30 days of Buyer’s computation of Revenue and Net Income and a calculation of the amount required to be withheld with respect to such payment

(the “Required Withholding”). The Performance Shares shall not be delivered to Seller until Seller remits cash in an amount equal to the Required Withholding. Notwithstanding the foregoing, if cumulative EBITDA for the three fiscal years ended 2009 is at least $2,925,000, Seller and his designees shall be entitled to receive $444,000 in the aggregate of restricted shares of Common Stock of AMI based on the average closing price of said Common Stock for the ten (10) consecutive trading days prior to the issuance thereof.

(iv)          Any computations of EBITDA shall be made by the independent auditors of the Buyer and shall be final and binding on all parties.

(b)           Escrow.  At Closing, the Buyer shall withhold from the Cash Purchase Price payment an amount equal to Three Hundred Thousand Dollars ($300,000) (the “Escrow Amount”), and the Buyer shall deposit such amount at Closing directly into an escrow account, to serve as collateral security against the payment and performance of the Seller’s obligations with respect to (i) the Purchase Price adjustment provisions of Section 3(c) hereof and/or (ii) the indemnification provisions of Section 6(b) hereof.  The Escrow Amount shall be deposited by the Buyer with Phillips Nizer LLP as escrow agent (“Escrow Agent”) to be held and released pursuant to the terms of the escrow agreement to be entered into by and among the Buyer, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit 3(b) (the “Escrow Agreement”).

(c)           (i) The parties hereto agree that the purchase and sale of the Stock shall be accounted for on the close of business on the Closing Date.  The Seller agrees to consult with Buyer on any material issues, events, conditions or contract prior to the Closing.  An adjusted Purchase Price (the “Adjusted Purchase Price”) shall be calculated and agreed to by both the Seller and the Buyer which shall adjust the Purchase Price as follows.  The Purchase Price is based upon the Audited Financial Statements (defined in Section 4(a)(ix)) reflecting (A) accounts receivable of at least $1,100,000, (B) inventory of at least $873,000 and (C) EBITDA of at least $900,000, all as adjusted for the Divestiture.  The Seller shall deliver to Buyer, within forty-five (45) days after the Closing Date, and submit for Buyer’s review, an unaudited balance sheet effective as of the Closing Date as adjusted for the Divestiture (“Closing Balance Sheet”), prepared in accordance with GAAP, as historically and consistently applied to the Corporation and as used in preparation of the Audited Financial Statements (defined in Section 4(a)(ix)).  If the Closing Balance Sheet reflects (A) accounts receivable of less than $1,100,000, and (B) inventory of less than $873,000 as of the Closing Date, then the Cash Purchase Price shall be decreased by one dollar for each dollar of (A) accounts receivable less than $1,100,000, and/or (B) inventory less than $873,000.  In addition, if the Audited Financial Statements reflect EBITDA less than $900,000, the Cash Purchase Price shall be decreased prior to Closing by one dollar for each dollar of EBITDA less than $900,000, as adjusted for the Divestiture.

Buyer shall have the right, for a period of up to forty-five (45) days from receipt of the Closing Balance Sheet to review same.  If the Buyer wishes to dispute the Closing Balance Sheet, then the Buyer shall, within such forty-five (45) day period, deliver notice of such dispute to the Seller which notice shall contain an explanation of the Buyer’s dispute with the proposed Closing Balance Sheet.  If no such notice is received by Seller, a post closing adjustment shall be made to the Purchase Price and the post-closing adjustment shall be refunded to Buyer from the proceeds of the escrow account in accordance with the terms of the Escrow Agreement.  If such a notice is received by Seller, Buyer and Seller shall attempt, for a period of twenty (20) days after delivery of any such notice, to reach an agreement with respect to the Closing Balance Sheet at which time the post-closing adjustment shall be paid.  If the Seller and the Buyer and their respective accountants are unable to determine the matter by mutual agreement within such twenty (20) day period, then both parties shall cause the disagreement to be submitted to binding arbitration as set forth in Section 19 herein;

(ii) In addition to the adjustments to the Purchase Price set forth in (i) above, the Purchase Price may also be reduced by way of a delivery to Buyer from the Escrow Amount in the event that for the first full twelve (12) months from Closing EBITDA for the Corporation on a stand alone basis, as adjusted for the Divestiture is less than $1,000,000.  If Buyer is entitled to reduce the Purchase Price pursuant to this paragraph, the Escrow Amount shall be reduced by one dollar for each dollar that EBITDA for the 12 month period following the Closing is less than $1,000,000.

(d)           Employment Agreements.  As an additional and material inducement to Buyer to enter into this Agreement, at Closing, Garth Luke, Sue Beck and James Ort shall enter into an employment agreements (in substantially the form attached hereto as Exhibit 3(d)(i), (ii) and (iii) providing for, among other matters, (i) their current base salary, (ii) participation in the Andover Medical, Inc. Stock Incentive Plan and (iii) a non-compete period of two (2) years post-employment or three (3) years from the Closing, whichever is greater, to apply in the event of voluntary termination by the employee or termination for cause, during which the employee shall not engage in any activity competitive with the Corporation, and including customary provisions regarding employee’s non-solicitation of the Corporation’s personnel and non-interference with the Corporation’s relationship with its current vendors or customers.

(e)           Excluded Liabilities. As an additional and material inducement to Buyer to enter into this Agreement, at Closing the Seller shall enter into the Bills of Sale and Assignment and Assumption Agreements (in substantially the forms attached hereto as Exhibit 3(e)) providing for, among other matters, the assumption by Seller of certain of the Corporation’s liabilities existing as of the Closing Date (as reflected on the Closing Balance Sheet) and as set forth on Schedule 3(e) attached hereto, including the following: (A) existing bank loan F-250 in the aggregate principal amount of approximately $28,587.56; associated with the lease or ownership of a certain Ford truck, VIN # 1FTSW21P85EB71426; and (B) all obligations relating to the Corporation’s Wright Medical division (including, but not limited to, any real estate leasehold obligations) which shall be spun-off prior to the Closing Date as the Divestiture (collectively, the “Retained Liabilities”).  Other than the Retained Liabilities, Buyer shall be solely responsible for all liabilities of the Corporation existing as of the Closing Date as set forth on Schedule 3(e) attached hereto and as confirmed on the Closing Balance Sheet.  Buyer shall also be responsible for all liabilities of the Corporation which accrue from and after the Closing Date.

Section 4.              Representations and Warranties of the Seller.  The representations and warranties of the Seller to the Buyer are as set forth in this Section 4.

(a)           Seller hereby represents and warrants to the Buyer as of the date hereof and against as of the Closing Date, as follows:

(i)            Ownership of Shares.  Seller is the owner, beneficially and of record, of the shares of Stock set forth opposite his name in Schedule 4(a)(i) hereto (the “Seller’s Shares”).  Seller’s Shares are not pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Seller’s Shares arising from such Seller’s actions.  Except as set forth on Schedule 4(a)(i) hereto, Seller is not party to any outstanding options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, relating to the issuance, voting or sale of Seller’s Shares or of any securities representing the right to purchase or otherwise receive any such Shares.  Seller is not party to any stockholders agreements, preemptive rights or other agreements, arrangements, commitments or understandings, oral or written, relating to the voting, issuance, acquisition or disposition of the Seller’s Shares or the conduct or management of the Corporation by its Board of Directors, other than as set forth on Schedule 4(a)(i) hereto.  At the Closing, the Seller shall have good and marketable title to the Seller’s Shares and full right to transfer title to such Shares, subject to any restrictions imposed by state or federal securities laws, free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever.  The sale, conveyance, transfer and delivery of the Seller’s Shares by the Seller to the Buyer pursuant to this Agreement, against payment therefor in accordance with the terms hereof, will transfer full legal and equitable right, title and interest in the Seller’s Shares to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever other than as contemplated by this Agreement and the other agreements and instruments to be entered into in connection with the transactions contemplated hereby (the “Other Agreements”).

(ii)           Capacity.  Seller has full capacity to enter into and perform its respective obligations under this Agreement and all Other Agreements to which it is a party, and to consummate such transactions.  No consent of any other persons or corporations is required to be obtained by Seller as a condition to its ability to consummate such transactions.  Except as set forth on Schedule 4(a)(ii) the Seller has no equity interest in any entity engaged in any businesses competitive with those of the Corporation. This Agreement and each of the Other Agreements to which Seller is a party have been duly executed and delivered by Seller.  This Agreement and each of the Other Agreements to which Seller is a party constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles.

(iii)          The Stock.  The shares of Stock set forth on Schedule 4(a)(i) hereto constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Corporation.  The Stock is the sole voting stock of the Corporation and is duly authorized, validly issued, fully paid and non-assessable.  The Stock is not subject to any pledge, mortgage or other encumbrance arising by or through any act of the Corporation, and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Stock. There are no outstanding options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which the

Corporation is party or by which the Corporation is bound, relating to the issuance, voting or sale of the Stock or any authorized but unissued shares of capital stock of the Corporation or of any securities representing the right to purchase or otherwise receive any such shares of capital stock.  Except as set forth in Schedule 4(a)(i), the Corporation is not party to any stockholders agreements, preemptive rights or other agreements, arrangements, commitments or understandings, oral or written, relating to the voting, issuance, acquisition or disposition of the Stock of the Corporation or the conduct or management of the Corporation by its Board of Directors.

(iv)          Organization; Standing; Capitalization.  The Corporation has full corporate power and authority to enter into and perform its obligations under this Agreement and all Other Agreements to which it is a party, and to consummate such transactions.  Except as set forth on Schedule 4(a)(iv) of this Agreement, the Corporation has no subsidiaries.  Except as set forth on Schedule 4(a)(iv) of this Agreement, the Corporation does not hold any equity interest in any entity that is engaged in businesses competitive with those of the Corporation.  This Agreement and each of the Other Agreements to which the Corporation is a party have been duly executed and delivered by the Corporation.  This Agreement and each of the Other Agreements to which the Corporation is a party constitute the legal, valid and binding obligation of the Corporation, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles.  The Corporation is duly organized and validly existing under the laws of the State of Washington, has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Corporation requires such qualification, except where the failure to have such power and authority or to so qualify would not have a material adverse effect on the Corporation and as set forth on Schedule 4(a)(iv) with respect to prior business conducted in Oregon.  The Certificate of Incorporation of the Corporation, as amended, and the By-laws, as amended, and the minutes and stock records of the Corporation delivered to the Buyer are complete and correct.  The Corporation has all necessary licenses and authority to operate its business as now being conducted, except where the failure to have such licenses or authority would not have a material adverse effect on the Corporation.  The authorized capital stock of the Corporation consists of 10,000 shares of voting common stock, no par value, all of which shares are issued and outstanding.

(v)           Legal Proceedings. Except as disclosed in Schedule 4(a)(v) of this Agreement:

(A)          Neither the Seller nor the Corporation is a named party or otherwise directly involved in any pending litigation, arbitration, administrative proceeding or to any investigation related to the business of the Corporation, and no such litigation, arbitration, administrative proceeding or investigation that, if adversely decided, would result in a material adverse change in the financial condition, business or properties of the Corporation, is threatened.

(B)           The Seller has no knowledge of and has not received written notice of any claims, threats, plans or intentions to discontinue commercial relations or transactions from any major customer of the Corporation, any purchaser of a material amount of goods or services from the Corporation, any employee or independent contractor significant to the conduct or operation of the Corporation or its businesses or any party to any material agreement to which the Corporation is a party that, if resulting in the actual discontinuance of such commercial relations or transaction, would result in a material adverse change in the financial condition, business or properties of the Corporation .

(C)           The Seller has received no written notice of any claim (whether on whatever theory) relating directly or indirectly to any product manufactured or sold, or any services performed by the Corporation asserting that the Corporation is liable for an alleged deficiency in such product or services that, if adversely decided, would result in a material adverse change in the financial condition, business or properties of the Corporation.

(D)          The Corporation is under no obligation with respect to the return of goods in the possession of customers except for those occurring in the ordinary course of business, which are not in the aggregate material to the Corporation’s business, or against which the Corporation has established a reserve on its financial statements.

(vi)          Encumbrances.  Except as disclosed in Schedule 4(a)(vi), there are no liens, mortgages, deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of the Corporation, including, but not limited to the land, building, improvements and equipment (the “Fixed Assets”), or the Corporation’s inventory (the “Inventory”), are subject, except for those (A) arising in the ordinary course of business or by operation of law, (B) arising in connection with the Retained Liabilities, and/or (C) which do not materially interfere with the ownership or operation of such assets.

(vii)         Trade Names.  The Corporation owns, free of any Encumbrances, or holds the license rights to use, the trade names, trademarks, service marks, assumed names, copyrights and registrations therefor, if any (collectively “Trademarks”) specified in Schedule 4(a)(vii).  The Trademarks have been duly issued and have not been canceled, abandoned or otherwise terminated except as otherwise indicated in Schedule 4(a)(vii).  The Corporation has not received any written notice that it is in default under any of the licenses or agreements relating to the Trademarks as listed in Schedule 4(a)(vii) and all of such licenses and agreements are in effect.  The Corporation has not granted licenses or other rights to use such Trademarks.  No other Trademarks are either owned or used by the Corporation.  To Seller’s knowledge the operation of the Corporation’s business does not infringe on the Trademarks of any third party, and, except as set forth on Schedule 4(a)(vii),  no written claim has been received by the Corporation that there is any such infringement.  No Trademark of any other person infringes the Trademarks of the Corporation.

(viii)        Patents.  The Corporation owns, or holds license rights to use, the inventions, letters patent, applications for letters patent and patent license rights, inventions, processes, designs, formulas, trade secrets, know-how and other industrial property rights (collectively “Patents”) necessary for the conduct of its business, as specified in Schedule

4(a)(viii).  The Patents have been duly issued and have not been canceled, abandoned or otherwise terminated except as otherwise indicated in Schedule 4(a)(viii).  The Corporation has not received any written notice that it is in default under any of the licenses or agreements relating to the Patents as listed in Schedule 4(a)(viii) and all of such licenses and agreements are in effect.  The Corporation has not granted licenses or other rights to use such Patents.  No other Patents are owned or used by the Corporation.  The operation of the Corporation’s business does not infringe on the Patent rights of any third party, and no written claim has been received by the Corporation that there is any such infringement.  No Patent of any person infringes the Patents of the Corporation.

(ix)           Audited Financial Statements.

(A)          The audited financial statements of the Corporation as of and for the periods ended December 31, 2006 and 2005 (the “Audited Financial Statements”), together with the related notes and schedules, and the interim financial statements of the Corporation for any period required thereafter (the “Interim Financial Statements”), together with the related notes and schedules (collectively, the “Financial Statements”), true, correct and complete copies of which are attached hereto as Exhibit 4(a)(ix), (B) have been prepared in accordance with generally accepted accounting principles (“GAAP”); (C) present fairly and in all material respects, the financial condition , results of operations, and cash flows of the Corporation as of and for the periods specified therein; (D) have been audited by a certified public accountant and include an unqualified opinion; (E) are true, correct and complete statements in all material respects of the financial condition and the results of operations of the Corporation as at and for the periods therein specified; (F) do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by the Financial Statements; and (G) have been prepared from and are in accordance with the accounting Books and Records of the Corporation.

(B)           Except as and to the extent shown or provided for in the Financial Statements or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since December 31, 2006 in the ordinary course of business, the Corporation has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) which would be Retained Liabilities.  As of December 31, 2006, there was no material asset used by the Corporation in its operations that has not been reflected in the Financial Statements, and, except as set forth in the Financial Statements or disclosed in any Schedule to this Agreement, no material assets have been acquired by the Corporation since such date except those acquired in the ordinary course of business.

(C)           There has not been a decrease in stockholders’ equity of 5% or greater as compared with the amount shown for such stockholders’ equity at December 31, 2006, as reflected in the Audited Financial Statements.

(x)            Absence of Certain Changes.  Except as disclosed on Schedule 4(a)(x), since December 31, 2006, there has not been any material adverse change in the condition

(financial or otherwise), operations, assets, liabilities, earnings, business or results of operations of the Corporation.

(xi)           Tax Matters.

Except as disclosed on Schedule 4(a)(xi) the Corporation has timely filed all federal, state and local income tax returns and has timely filed with all other appropriate governmental agencies all sales, ad valorem, franchise and other tax (including any real estate, personal property, or any other tax that may be due in connection with the Fixed Assets), license, gross receipts and other similar returns and reports required to be filed by the Corporation.  The Corporation has reported all taxable income and losses on those returns on which such information is required to be reported and paid or provided for the payment of all taxes due and payable by the Corporation on said returns or taxes due pursuant to any assessment received by it, including without limitation, any taxes required by law to be withheld and/or paid in connection with any officer’s or employee’s compensation or due pursuant to any assessment received by it, other than those being contested in good faith.  There are no agreements for the extension of time for the assessment or payment of any amounts of tax.  The Seller and the Corporation have made available to the Buyer for inspection copies of income tax returns that are true and complete copies of the federal and applicable state, local or other income tax returns filed by the Corporation for the taxable years ended December 31, 2005, 2004, and 2003, and any other open tax periods.  The Seller shall bear all expenses and responsibilities for the filing of federal and applicable state, local or other income tax returns and reports of the Corporation for all taxable years ended December 31, 2006.  All tax liabilities of the Corporation arising through the end of the taxable year ended December 31, 2006 have been paid.  Seller is responsible for the payment of all taxes for all periods through the Closing.  No federal or applicable state, local or other tax return of the Seller or the Corporation for any period has been or is currently under audit by the Internal Revenue Service or any state, except the current audit being conducted by the Washington Department of Revenue, local or other tax authorities.  No claim has been made by federal, state, local or other authorities relating to any such returns or any audit. For purposes of this Section 4(a)(xi), the word “timely” shall mean that such returns were filed within the time prescribed by law for the filing thereof, including the time permitted under any applicable extensions.  The Seller not aware of any facts which they believe would constitute the basis for the proposal of any tax deficiencies for any unexamined year.  All taxes which the Corporation is required by law to withhold and collect have been duly withheld and collected, and has been timely paid over to the proper authorities to the extent due and payable.

(xii)          Accounts Receivable and Inventory.

(A)          Accounts Receivable.  The accounts receivable of the Corporation reflected in the Audited Financial Statements as of December 31, 2006, in the amount of approximately $1,100,000, and the accounts receivable acquired by the Corporation since such date, represent valid subsisting claims for the aggregate amounts thereof net of the reserves or allowances for doubtful receivables reflected either in the Audited Financial Statements or in the Corporation’s books and records for the period following the date of such Audited Financial Statements (which books and records have been uniformly maintained in a manner consistent with the Financial Statements, and accounted for in accordance with generally accepted accounting principles).  The Seller knows of no reason that would make such accounts receivable, net of such amounts as the Corporation has reserved in the Audited Financial Statements or on its books and records, taken as a whole, not collectible.

(B)           Inventory.  The inventory of the Corporation reflected in the Audited Financial Statements as of December 31, 2006, in the amount of approximately $873,000 and the inventory acquired by the Corporation since such date (a) has been fully paid for unless otherwise reflected in the Financial Statements, in the Corporation’s books and records, or disclosed in a Schedule to this Agreement, and (b) is marketable or adequate provision for obsolescence has been provided.

(xiii)         Title of Properties.

(A)          The Corporation does not own any real property except as disclosed on Schedule 4(a)(xiii).  Except as disclosed on Schedule 4(a)(xiii), the Corporation has good, marketable and insurable title to all properties and assets, real and personal, tangible and intangible, as reflected in the Audited Financial Statements or acquired subsequent to December 31, 2006 (other than those which have been disposed of in the ordinary course of business prior to the Closing Date).

(B)           Schedule 4(a)(xiii) contains an accurate list of all leases and other agreements requiring aggregate payments by the Corporation in excess of $20,000 under which the Corporation is lessee of any personal property.  Each such lease and other agreement is in full force and effect and constitutes the legal, valid and binding obligation of the Corporation and of the other parties thereto.

(C)           Except as disclosed in Schedule 4(a)(xiii), the Seller is not aware of, nor has he received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to the Corporation’s business or its owned or leased real or personal properties, with which the Corporation has not complied (other than such noncompliance as would not result in a material adverse effect on the Corporation).

(xiv)        Material Contracts.

(A)          Schedule 4(a)(xiv) contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments, obligations and understandings, as amended, requiring aggregate payments or services to or by the Corporation in excess of $20,000 which are not set forth in any other Schedule (“Material Contracts”). All such Material Contracts are in full force and effect and, except as disclosed in Schedule 4(a)(xiv), the Corporation has and, to the best knowledge of the Seller, all other parties to, or otherwise bound by, such Material Contracts have performed all obligations required to be performed by them to date.  The Corporation has not received written notice that it is in default of any Material Contract, and to the best knowledge of the Seller, no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, would result in) a default or right of cancellation, acceleration or loss of contractual benefits under any Material Contract.

There has been no written threatened cancellations thereof, and the Corporation is not involved in any outstanding disputes under any Material Contract.  Except as set forth in Schedule 4(a)(xiv), no consent of any counterparty to any Material Contract is required as a condition to the Corporation’s execution and delivery of this Agreement.  Any contracts, agreements, leases or commitments relating to the business of the Corporation, but held in the name of the Seller (and set forth in the Schedules hereto) shall be assigned to either the Buyer or the Corporation on the Closing Date.

(B)           Except as otherwise set forth in Schedule 4(a)(xiv), each Material Contract constitutes a valid and binding obligation of the Corporation and, to the best knowledge of the Seller, of the other respective parties to such agreements.  To the best knowledge of the Seller, no counterparty to any Material Contract is in default thereof, nor are they aware of any event that, with notice, lapse of time or both, would constitute a default by the Corporation or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing.

(C)           No agreement, contract, commitment, obligation or undertaking listed on the Schedules hereto which the Corporation is a party or by which it or any of its properties is bound, contains any provision, the performance of which materially adversely affects the condition, properties, assets, liabilities, business, operations or prospects of the Corporation following the date hereof.

(xv)         Default; Violations or Restrictions.  The execution, delivery and performance of this Agreement and of any Other Agreement by the Corporation, and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) (A) result in the breach of any term or provision of the Certificate of Incorporation or By-laws of the Corporation; or (B) violate any provision of or result in the breach of, or constitute a default under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal applicable to the Corporation (other than such violations, breaches or defaults that would not result in a material adverse effect on the Corporation); or (C) violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of material contractual benefits to the Corporation under any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation to which the Corporation is a party or by which it is bound (other than such violations, breaches, modifications, defaults or conflicts that would not result in a material adverse effect on the Corporation); or (D) require any consent, approval or notice under any law, rule or decree, document or instrument (other than where the failure to obtain such consent or approval, or give such notice, would not result in a material adverse effect on the Corporation); or (E) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Corporation’s assets (other than such liens, claims, restrictions, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the Corporation).

(xvi)        Court Orders and Decrees.  The Corporation has not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against the Corporation or involving the Stock or any of the Corporation’s material assets.

(xvii)       Books and Records.  The books and records of the Corporation are, in all material respects, complete and correct and have been maintained in accordance with good business practice.  True and complete copies of the Certificate of Incorporation and By-laws of the Corporation and all amendments thereto and true and complete copies of all minutes, resolutions, stock certificates and stock transfer records of the Corporation are contained in the minute books and stock transfer books that have been previously delivered to the Buyer for inspection, and will be transferred and delivered to the Buyer at the Closing.

(xviii)      Pension and Welfare Plans.

(A)          Pension and Profit Sharing Plans.  Except as disclosed in Schedule 4(a)(xviii), the Corporation does not have in effect any pension, profit sharing or other employee benefit plan described under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All benefits payable under any terminated employee pension benefit plan (as such term is defined in Section 3(2)(A) of ERISA) previously maintained by the Corporation or to which it has previously contributed (if any) have been paid in full.  The Corporation does not have any unfunded liability in respect of any such plan to the Pension Benefit Guaranty Corporation or to the participants in such plan or to the beneficiaries of such participants.  Each such terminated plan (if any) was terminated substantially in accordance with the applicable provisions of law or any agreement or contract relating to any such plan and has been terminated without liability to the Corporation.

(B)           Welfare Plans.  For any plan, fund, or arrangement of the Corporation which is an employee welfare benefit plan, whether or not currently maintained (within the meaning of ERISA Section 3(1)) (a “Welfare Plan”), the following is true

(1)           each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

(2)           there is no voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) maintained with respect to any such Welfare Plan;

(3)           there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Corporation or the Buyer to a tax under Code Section 4976(a);

(4)           each such Welfare Plan which is a group health plan (if any) complies and has complied with the applicable requirements of Code Section 4980B and would comply with Sections 9801 through 9806 if such provisions were now in effect, Title XXII of the Public Health Service Act, and the applicable provisions of the Social Security Act and is not and has not been a nonconforming group health plan under Section 5000(c) of the Code;

(5)           each such Welfare Plan may be amended or terminated by the Corporation or the Buyer, on or at anytime after, the Closing Date and after any advance notice to participants or similar measures required by law which are non-waivable under the Welfare Plan;

(6)           no such Welfare Plan provides for continuing benefits or coverage for any participant (including past, present or future retirees) or such participant’s beneficiary after termination of employment except as required by the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or any other state or Federal law; and

(7)           no claims have been made and no other events have occurred that might form the basis of a claim which has substantially increased the premiums or other charges of the Corporation under any Welfare Plan.

(xix)         Insurance.

(A)          Schedule 4(a)(xix) contains a correct and complete description of all policies of insurance by or on behalf of the Corporation in which the Corporation is named as an insured party, beneficiary or loss payable payee.  The Corporation maintains insurance coverage with respect to its properties, in respect of liabilities and risks which it believes to be prudently insured against.  The policies described in Schedule 4(a)(xix) are outstanding and in force, and the Corporation has received no written notice of default, cancellation or non-renewal with respect to any material provision contained in any such policy.

(B)           Schedule 4(a)(xix) contains a correct and complete description of all premiums paid for such insurance during the last three years and all outstanding insurance claims in excess of $50,000 made by or against the Corporation for damage to or loss of property or income which have been submitted under the Corporation’s insurance policies.  Schedule 4(a)(xix) also contains a list of all general comprehensive liability policies carried by the Corporation for the past three years, including excess liability policies and any agreements, arrangements or commitments under which the Corporation indemnifies any other person or is required to carry insurance for the benefit of any other person.

(xx)          Rights of Third Parties.  Other than as disclosed in Schedule 4(a)(xx) or any other Schedule attached to this Agreement, or otherwise specifically provided for in this Agreement, the Corporation has not entered into any material leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Corporation, and no person has any right to possession, use or occupancy of any of the property of the Corporation.

(xxi)         Powers of Attorney.  All general or special powers of attorney granted by the Corporation shall be terminated as of the Closing Date.

(xxii)        Labor Matters.  Schedule 4(a)(xxii)(a) contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Corporation thereof on a salaried basis receiving annual salary in excess of $50,000 and (ii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Corporation thereof whose current annual compensation is in excess of $25,000. Except as set forth on Schedule 4(a)(xxii), no person listed thereon has received any bonus or increase in compensation since January 1, 2006, nor since that date has there been any promise to the employees listed on Schedule 4(a)(xxii) orally or in writing made by the Corporation or its officers or other employees that have historically had applicable authority with respect to bonuses or compensation, of any bonus or increase in compensation, except for normal increases in the ordinary course of business consistent with the past compensation practices of the Corporation and obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of the Corporation.  Seller has no knowledge that any employee of the Corporation whose annual salary is in excess of $50,000 will cease to be an employee because of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4(a)(xxii), to the knowledge of Seller and the Corporation, there is no action pending or threatened by any employee, consultant or independent contractor for unpaid compensation, bonus, commissions, benefits, harassment or similar matters.

Except as listed in Schedule 4(a)(xxii)(b) the Corporation is not a party to or obligated with respect to any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. Correct and complete copies of all such documents previously have been furnished to the Buyer. Except as set forth in Schedule 4(a)(xxii)(b), (i) no strike, picketing, work stoppage, work slow down, union organizational activity, or notice to bargain, and (ii) no allegation, charge or complaint of unfair labor practice, employment discrimination or sexual harassment or other similar occurrence, has occurred within the past two (2) years, is pending or, to the knowledge of Seller, is threatened except, in each case, for events that did not and would not have a Material Adverse Effect (defined below).

(xxiii)       Relationships with Customers and Clients.  The Seller believes that the Corporation’s relationships with its customers and clients are satisfactory, and the Seller has no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Corporation and the Seller have no knowledge of any material claims of any of its customers or clients presently outstanding, pending or threatened against the Corporation. Schedule 4(a)(xxiii) contains a correct and complete list of the Corporation’s top ten (10) customers and clients based on descending order of revenue.

(xxiv)       Compensation Plans.  Schedule 4(a)(xxiv) contains a correct and complete description of all compensation plans and arrangements, bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements, hospitalization and other life, health or disability insurance or reimbursement programs, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of the Corporation.

(xxv)        Licenses, Contracts and Permits.  To Seller’s knowledge, Schedule 4(a)(xxv) contains a correct and complete list of all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates, payor/insurance contracts and franchises which are (i) necessary for the operation of the Corporation, and (ii) required in connection with the Corporation’s execution, delivery or performance of this Agreement, all of which have been obtained by the Corporation and are in full force and effect.[the only item to list is the license for the Orthotist?]  Except as set forth on Schedule 4(a)(xxv), upon the Closing the Corporation will hold all such Permits.  Except as set forth on Schedule 4(a)(xxv), the Corporation is and has been in compliance in all material respects with all Permits set forth on Schedule 4(a)(xxv), all of which are valid, binding and in full force and effect, and the Corporation has not received any written notice to the contrary. None of such Permits will require the consent, approval, novation or waiver of, or giving of notice to, any Governmental Authority or other third party in connection with the consummation of the transactions contemplated by this Agreement.

(xxvi)       Brokers.  No person acting on behalf of any of the Corporation or under its authority is or will be entitled to a financial advisory fee, brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated hereby.

(xxvii)      Compliance With Laws.

(A)          The operations and activities of the Corporation have previously and continue to comply in all material respects with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions applicable to the Corporation (collectively, the “Laws”), as in effect on or before the date of this Agreement, except where such noncompliance would not materially and adversely affect the Corporation.  The conduct of the business of the Corporation as presently conducted does not conflict with the rights of any other person or violate, (with or without the giving of notice or the passage of time, or both), conflict with or result in a default, right to accelerate or loss of material rights under, any terms or provisions of its Certificate of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Corporation is a party or by which it is bound, other than such conflicts, violations or defaults as do not, in the aggregate, have a Material Adverse Effect.  The Corporation has received no written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Corporation received any written notice that any authority or third party intends to seek enforcement against the Corporation to compel compliance with any such Laws.

(B)           There are no existing claims or potential claims which may exist against the Corporation, with respect to the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property leased by the Corporation of any to the extent regulated under any Environmental Laws (defined below), any petroleum or fraction thereof, petroleum product, petroleum by-product, fuel oil, waste oil, explosive, reactive material, ignitable material, corrosive material, hazardous chemical, hazardous waste, hazardous substance, extremely hazardous substance, toxic substance, toxic chemical, radioactive material, medical waste, biomedical waste, infectious material, pollutant, toxic pollutant, herbicide, fungicide, rodenticide, insecticide, contaminant or pesticide and any other element, compound, mixture, solution or substance which may reasonably pose a present or potential hazard to human health or the environment (“Hazardous Material”), including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act (“CERCLA”), any so-called “Super Fund” or “Super Lien” law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now in effect (“Environmental Laws”), regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.  Since the date first acquired or leased by the Corporation, the Corporation has not placed any Hazardous Material on or under the real property owned or leased by the Corporation and there has been no Hazardous Material on or under the real property owned or leased by the Corporation.

(C)           Neither the Corporation, nor any officer, employee or agent of the Corporation acting on its behalf has, directly or indirectly, within the past three (3) years given or received or agreed to give or receive any gift or similar benefit to any governmental employee or other person which violates the Foreign Corrupt Practices Act or any other similar Law applicable to the Corporation.

(xxviii)     Guarantees.  Except as disclosed in Schedule 4(a)(xxviii), the Seller has not personally guaranteed any of the obligations of the business of the Corporation.  All such guarantees (if any) shall be terminated as of the Closing Date.

(xxix)       Absence of Undisclosed Liabilities.

(a)           Except as and to the extent of (i) liabilities or obligations (“Liabilities”) of any nature (whether accrued, asserted, absolute, secured or unsecured, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due), including, without limitation, any liabilities expressly reflected or reserved for on the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the date of the Audited Financial Statements, (iii) Liabilities which individually or in the aggregate are not material to the Corporation, (iv) obligations arising under any contract to which the Corporation is a party, but only to the extent such obligations do not arise from or relate to any breach by the Corporation or any event, circumstance or occurrence that, with notice or lapse of time would constitute a breach by the Corporation, (v) Retained Liabilities as defined in Section 3(e), and (vi) Liabilities set forth on Schedule 4(a)(xxix)(a), the Corporation does not have any Liabilities, which are material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Corporation.

(b)            Schedule 4(a)(xxix)(b) lists, as of March 31, 2007 the outstanding principal amount of, the outstanding interest on, and, if applicable, the maximum amount available for borrowing under, all Indebtedness of the Corporation, identifying (i) each instrument under which any such Indebtedness will accelerate or become due or which provides for a right of redemption, repayment or repurchase on the part of the holder of such Indebtedness (with or without due notice or the lapse of time, or both) as a result of this Agreement, the [Transaction] Documents or the transactions contemplated hereby or thereby and (ii) each instrument under which any penalty, premium or similar fee is payable by the obligor upon payment of such Indebtedness prior to its maturity, and the amount of each such penalty, premium or similar fee.

(c)           Except as set forth on Schedule 4(a)(xxix)(c), the Corporation does not have any Liabilities to, and no Indebtedness is owed to or from, Seller or any Affiliate of Seller or any officer, director, manager of any of the foregoing or spouses, parents, children and siblings of any director, officer or member of  Seller or the Company or any Affiliates of any of the foregoing.

(xxx)        No Legal or Tax Advice.  The Corporation is not relying on any legal or tax advice from the Buyer in connection with the transactions contemplated by this Agreement.

(xxxi)       Product Warranties; Defects in Products. Except as set forth on Schedule 4(a)(xxxi), all products designed, manufactured, produced, sold or distributed by the Corporation (the “Products”) and all finished goods inventory comprising a portion of the Inventory, are in compliance in all material respects with all express or implied warranties of the Corporation, and no liability exists for replacement thereof, recall or other damages in connection with such sales or deliveries at any time prior to the date hereof (except in the ordinary course of business consistent with past practice or as may be reflected or reserved for in the Audited Financial Statements). Except as set forth on Schedule 4(a)(xxxi), the Corporation has not been notified in writing of any claims for and, to the knowledge of Seller, there are no threatened claims for, any product returns, recalls or material warranty obligations relating to any of the Products or services provided by the Corporation.

(xxxii)      Corporate Names; Business Locations.  During the past five (5) years, (a) except as set forth on Schedule 4(a)(xxxii), the Corporation has not been known as or used any fictitious or trade names, and (b) the Corporation has not had an office or place of business other than as set forth on Schedule 4(a)(xxxii).  The Corporation has not been the surviving corporation of a merger or consolidation.

(xxxiii)     Issuance of Shares and Performance Shares.

(A)          The Seller is acquiring the Shares and the Performance Shares for investment for the Seller’s own account and not with the intention of offering, selling, pledging, hypothecating, or otherwise transferring or disposing of the Shares or Performance Shares except in compliance with applicable federal and state laws, rules and regulations.

(B)           The Seller is not acting in any way that would cause the Seller to be participating, and will not take any actions that would cause the Seller to participate, directly or indirectly, in a distribution or transfer of the Shares or Performance Shares in violation of the Securities Act of 1933, as amended (the “Act”), nor is the Seller acting in any way that would cause the Seller to be participating, and the Seller will not act in any way that would cause the Seller to participate, directly or indirectly, in the underwriting of any such distribution or transfer of the Shares or Performance Shares in violation of the Act; and the Seller will not act in any way that would constitute the Seller to be an underwriter of the Shares or Performance Shares in violation of the Act.

(C)           The Seller will not offer, sell, pledge, hypothecate, or otherwise transfer or dispose of the Shares or Performance Shares unless such offer, sale, pledge, hypothecation or other transfer or disposition (i) is registered under the Act, or (ii) is exempt under Rule 144 under the Act, or any successor rule or regulation thereto, and (iii) in compliance with an opinion of counsel, is delivered to AMI, in form and substance satisfactory to AMI, to the effect that such offer, sale, pledge, hypothecation or other transfer or disposition is in compliance with the Act or exempt from the requirements thereof and the rules and regulations promulgated thereunder.

(D)          By reason of the knowledge and experience of the Seller in business matters in general and in financial and business matters related to the business of the AMI in particular, the Seller is able to evaluate the merits and risks of an investment in the Shares and Performance Shares and is able to bear the economic risk of the investment represented by the acquisition of the Shares  and Performance for an indefinite period.

(E)           The Seller confirms that, to the extent requested by the Seller, AMI has made available to the Seller the opportunity to ask questions of AMI’s officers and directors and to acquire such information about the business and financial condition of AMI as the Seller has requested.

Section 5.              Representations and Warranties of the Buyer.  Buyer warrants and represents to the Seller as of the Closing Date as set forth in this Section 5.  As used herein, “best knowledge” or “to the best knowledge” shall mean information actually known by the relevant party or what should be known to such party after due inquiry or in the exercise of reasonable care in the performance of the duties of his office.

(a)           Capacity; No Conflict.  The Buyer and the has full right, power and capacity to execute, deliver and perform its obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Other Agreements does not, and the consummation of the transactions contemplated by this Agreement and the other Agreements will not (i) violate, conflict with or constitute a breach of or default under any term or provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) violate, conflict with or constitute a breach of any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal known by the Buyer to be applicable to it, (iii) any violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of material contractual benefits to the Buyer under any of the terms, conditions or provisions of any contract, lease, note, bond, indenture, instrument, mortgage, deed of trust, license, security agreement or other agreement, obligation or instrument to which the Buyer is a party or by which it is bound, (iv) require any consent, approval or notice under any law, rule or decree, document or instrument (other than where the failure to obtain such consent or approval, or give such notice, would not result in a material adverse effect on the Buyer); or (v) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Buyer or any of its assets, other than with respect to clauses (ii), (iii) or (iv) of this Section 5(a), such violations, conflicts, breaches, modifications or defaults, or such liens, claims, restrictions, charges or encumbrances that would not result in a material adverse effect on the financial condition of the Buyer or on its ability to enter into and perform its obligations hereunder and under the Other Agreements.

(b)           Organization.        The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith.  The Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

(c)           Consents and Approvals.  No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, and no consent, authorization or approval of, or notice to, any other third party, is required to be obtained by the Buyer as a condition to or in connection with its execution, delivery or performance of this Agreement and the Other Agreements or the consummation of the transactions contemplated hereby or thereby.

(d)           Legal Proceedings.  Neither the Buyer nor any of its officers or directors is a party to or affected by any pending litigation, arbitration or any governmental administrative proceeding or investigation that would in any manner materially affect its entering into this Agreement or the Other Agreements or performing the transactions contemplated hereby or thereby, or that might result in any material adverse change in the financial condition, business or properties of the Buyer, and to the best of Buyer’s knowledge, no such litigation, arbitration, proceeding or investigation is threatened.

(e)           Binding Obligation.  This Agreement and each of the Other Agreements has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.  All action of the Board of Directors of the Buyer and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly and validly taken.

(f)            Intentionally Omitted.

(g)           Accuracy.  No representation, warranty, covenant or statement by the Buyer in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the Seller pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated

herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

(h)           No Legal or Tax Advice.  The Buyer is not relying on any legal or tax advice from the Seller or the Corporation in connection with the transactions contemplated by this Agreement or the Other Agreements.

(i)            Compliance With Laws.  The operations and activities of the Buyer have previously and continue to comply in all material respects with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions known to be applicable to the Buyer (collectively, the “Laws”), as in effect on or before the date of this Agreement, except where such noncompliance would not materially and adversely affect the Buyer.  The conduct of the business of the Buyer as presently conducted does not conflict with the rights of any other person or violate (with or without the giving of notice or the passage of time, or both), conflict with or result in a default, right to accelerate or loss of material rights under, any terms or provisions of its Certificate of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Buyer is a party or by which it is bound, other than such conflicts, violations or defaults as do not, in the aggregate, have a material adverse effect on the Buyer. The Buyer has received no written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Buyer received any written notice that any authority or third party intends to seek enforcement against the Buyer to compel compliance with any such Laws.

Section 6.              Survival of Representations and Warranties; Indemnification.

(a)           Survival of Representations and Warranties.  All representations and warranties made by the Seller or the Buyer in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until fifteen (15) months from the Closing Date (the “Survival Date”); provided, however, that all representations and warranties made by the Seller in Sections 4(a)(xi), (xviii) and (xxvii), and by the Buyer in Section 5(i) hereof shall survive the Closing until the expiration of the applicable statute of limitations (the “Extended Survival Date”).

(b)           Indemnification by the Seller.  Subject to the limitations set forth in Section 6(d)(iv) below, the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and the Corporation and their respective affiliates, and the officers, directors, employees, contractors, agents, representatives of each of them, from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (“Losses”) arising out of or relating to any claims, demands, actions, lawsuits or proceedings (“Claims”) made prior to the Survival Date or the Extended Survival Date, if applicable, that Losses have been incurred as a result of (i) the inaccuracy in any material respect of any representation or warranty contained in Section 4 made by the Seller; (ii) the non-performance by the Seller in any material respect of any covenant, agreement or obligation to be performed by the Seller under this Agreement or any Other Agreement; (iii) the Retained Liabilities; (iv) the assessment of any federal, state local or other tax liabilities due and payable by the Corporation for all periods through the Closing Date and (v) the assessment of any liabilities by the State of Oregon for the Corporation’s failure to qualify to do business in Oregon; and (vi) any liability resulting from Claims made by Stacy Pedegana; provided, however, that:

(A)          to the extent that the underlying representation, warranty, covenant, agreement or obligation (the breach of which gave rise to such Losses) was made by the Seller, then Seller’s indemnification obligations hereunder shall be (subject to the limitations set forth in Section 6(d)(iv) below) limited in amount to those Losses directly attributable to Seller’s breach;

(B)           Seller shall not be liable for Losses attributable, to the operation of the Business of the Corporation on and after the Closing Date, however, shall be liable for Losses attributable to the Retained Liabilities.

(c)           Indemnification by Buyer.  Subject to the limitations set forth in Section 6(d)(iv) below, the Buyer hereby agrees to indemnify, defend and hold harmless the Seller from and against all Losses arising out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 5 by the Buyer; (ii) the non-performance by the Buyer in any material respect of any covenant, agreement or obligation to be performed by the Buyer under this Agreement or any Other Agreement; (iii) the assessment of any federal, state local or other tax liabilities due and payable by the Corporation for all periods from and after the Closing Date; and (iv) any liabilities arising out of the operation of the business of the Corporation by Buyer on and after the Closing Date.

(d)           Defense of Claims.

(i)            Whenever any Claim shall be made that alleges a Loss for which indemnification would be payable hereunder, the party entitled to indemnification (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing within 30 days after the Indemnitee has actual knowledge of such Claim (the “Notice of Claim”).  The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such Claim and a detailed breakdown of the amount or an estimate of the amount of the Loss arising therefrom.

(ii)           If the facts giving rise to any such Claim shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such Claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such Claim.

(iii)          Neither the Indemnitee nor the Indemnitor shall settle any Claim or consent to the entry of judgment with respect thereto without the prior written consent of the other party, which consent shall not unreasonably be withheld or delayed.  If a firm offer is made to settle a Claim defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such Claim and shall be indemnified pursuant to the terms hereof.  If a firm offer is made to settle a Claim and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such Claim and in such event, the total maximum Losses for which indemnification would be due hereunder with respect to such Claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

(iv)          Notwithstanding any provision of this Agreement to the contrary, no Claim for indemnification pursuant to this Section 6 by the Indemnitee shall be asserted except to the extent indemnifiable Losses exceed, in the aggregate, the sum of $50,000(the “Basket Amount”), after which only aggregate Losses in excess of the Basket Amount shall be indemnifiable hereunder by the Seller.  Notwithstanding any provision of this Agreement to the contrary, the maximum liability for indemnification by the Buyer shall not exceed the Purchase Price, and for Seller, shall not exceed the Purchase Price received by Seller.   Any liability of any Seller for indemnification with respect to a Claim shall be satisfied in cash up to the Purchase Price received by Seller, first from the Escrow Amount held on behalf of Seller, and if not satisfied, then from the Seller’s own funds.

Section 7.              Confidentiality.  From and after the date of this Agreement, each party hereto and their representatives shall maintain the confidentiality of all documents and information of a confidential nature received from any other party hereto in the course of their negotiations and due diligence review provided that such information is identified as confidential information and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to the other party and will not use any confidential information for their own benefit; provided, that either party may disclose such information to its affiliates and professional advisors in connection with the negotiation and performance of this Agreement.

Section 8.              The Corporation’s Covenants Prior to Close.  The Corporation and the Seller hereby covenant that, except as otherwise consented to in writing by Buyer, from and after the date hereof until the Closing or the earlier termination of this Agreement:

(a)           Conduct of Business.

(A)          The Corporation shall:

(i)            carry on the Corporation’s business (the “Business”) in the ordinary course and in the same manner as heretofore conducted, in consultation with Buyer, not carry on any activity relating to the Business other than normal day-to-day activities, and shall not take any action or fail to take any action, with respect to the Business, if such action or failure thereof could reasonably be expected to have a material adverse effect (“Material Adverse Effect”).  “Material Adverse Effect” shall mean, with respect to the Business, any material adverse effect or material adverse change in the financial condition, operations or results of operations of the

Business, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby;

(ii)           not acquire, license, encumber, assign or dispose of any assets other than in the ordinary course of business as currently conducted;

(iii)          not enter into, amend or cancel any Material Contract or Permit necessary for the Business;

(iv)          not do anything which constitutes a breach of the employer-employee relationship;

(v)           not perform any act or omission which would reduce the value of the Business;

(vi)          not fail to maintain the books, accounts and records with respect to the Business on a basis consistent with past practice;

(vii)         maintain and keep the Corporation’s Assets in the condition in which they are as at the date hereof subject to fair wear and tear in the ordinary course of business;

(viii)        retain all agreed operating personnel of the Corporation;

(ix)           not amend the Corporation’s certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) or take any corporate action with respect to any such amendment or any reorganization, liquidation or dissolution of any such entity, except as may be required for the Divestiture.

(x)            not authorize, issue, sell or otherwise dispose of any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Corporation;

(xi)           not declare, set aside or pay any dividend or other distribution in respect of the capital stock of the Corporation;

(xii)          not incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contract entered into in the ordinary course of business;

(xiii)         not make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $10,000, except the Thermotech lease;

(xiv)        not make any material change in the Business in which the Corporation engaged;

(xv)         not materially change its cash management practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities);

(xvi)        not enter into any merger, acquisition, joint venture or partnership;

(xvii)       not waive any rights of material value;

(xviii)      not commit or enter into any agreement to do or engage in any of the foregoing.

(B)           Seller shall use commercially reasonable efforts consistent with past practice to preserve the Business and continue business relationships with suppliers, customers and others having business relations with Seller in connection with the operation of the Business.

(b)           Cooperation.  The Corporation shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as practicable in accordance with the terms and conditions hereof.

(c)           Notification.  The Corporation shall immediately notify Buyer after it becomes aware of any such event, of (i) the occurrence of any event which has or could reasonably be expected to have a Material Adverse Effect, (ii) the receipt by the Corporation of any offer to purchase the Business or other inquiry regarding the purchase of the Business, and (iii) the discovery by the Corporation, or the occurrence of any event the result of which is, that one or more of the representations and warranties of Seller set forth in this Agreement is or shall become false or otherwise misleading, in which case (and if the Buyer shall become aware of a breach by Seller of one or more of his representations and warranties other than following notification by the Seller) the Buyer shall have the option to terminate this Agreement as its sole and exclusive remedy.

(d)           Buyer’s Access to Premises and Information.  Seller hereby acknowledges that Buyer may continue its due diligence investigation through and until the Closing.   Seller shall cooperate with such reasonable investigation.  Prior to the Closing, Buyer shall have (i) reasonable access to the books and records of the Corporation upon prior written notice and at a mutually agreed upon location, and (ii) access to the facilities of the Business during normal business hours.  Seller shall furnish or cause to be furnished to the Buyer all data and information concerning the Business that may reasonably be requested and that is reasonably available, including any applications or statements to be made to any governmental authority in connection with the transactions contemplated by this Agreement.  Further, Seller shall assist Buyer in contacting and communicating with the employees, customers and vendors of the Corporation having dealings with the Business.  Buyer agrees that all contacts with the customers and suppliers having dealings with the Business shall be subject to Seller’s prior approval which shall not unreasonably be withheld or delayed.

(e)           Obtaining of Consents.  In connection with the obtaining of any consent or approval to the assignment of any Contract to Buyer, Seller shall use all reasonable commercial efforts to do, or procure to be done, all such further acts and things and execute or procure the execution of all such other documents as may be reasonably required by the relevant counterparty, from whom any such consent or approval is being sought, in order for any such consent or approval to be given.

(f)            No Shop.  The Corporation and the Seller hereby covenant and agree as follows: that prior to the Closing Date, unless extended by the mutual consent of the parties hereto, while this Agreement is in effect, neither the Corporation, nor any of its officers or directors or the Seller shall directly or indirectly, (i) solicit, initiate or enter into discussions concerning  the submission of proposals or offers from any other person relating to a possible disposition of the Business, a financing or similar transaction, (ii) solicit, initiate or enter into discussions relating to a possible disposition of the Business, a financing or similar transaction, other than the sale of the Company’s products in the ordinary course of business, (iii) furnish to any other person any information not already in the public domain relating to the Business (other than in the ordinary course of business), or (iv) assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing, except in each case as may be required by applicable law, court or administrative order or in connection with contractual obligations entered into in the ordinary and usual course of business. If approached with respect to any such transaction, the Seller shall report such information to the Buyer and supply the contact information of the same.

(g)           Further Assurances. If after the Closing, Buyer determines or is advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary (i) at any time, to vest or perfect ownership (of record or otherwise) of its right, title or interest in, to or under, any or all of the Stock of the Corporation, (ii) at any time during the 18-month period after the Closing, (A) to vest or perfect ownership (of record or otherwise) by the Corporation of any of its rights, properties or assets or (B) otherwise to carry out this Agreement, Seller shall execute and deliver, or cause to be executed and delivered, all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and to take and do all such other actions and things as are necessary in order to vest or perfect any and all right, title and interest in, to and under such rights, properties or assets in Buyer, the Corporation or otherwise to carry out this Agreement.

Section 9.              Conditions Precedent to the Obligation of the Buyer to Close.  The obligation of the Buyer to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           There shall not have been any breach of the representations, warranties, covenants and agreements of the Seller or the Corporation contained in this Agreement or the Schedules and Exhibits hereto, and all such representations and warranties shall be true at all times on and before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)           The Seller and the Corporation shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer.

(c)           The Buyer shall have received certificates dated the Closing Date and signed by the Seller and the Corporation certifying that the conditions specified in subsections (a), (b), (c)

and (d) above have been fulfilled except to the extent that any non-fulfillment was disclosed in writing to the Buyer prior to the Closing Date.

(d)           The Corporation and/or the Seller shall have obtained and delivered to the Buyer any required consents or approvals of any third parties whose consent is required by such party as a condition to the consummation of the transactions contemplated hereunder.

(e)           The Buyer shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of the following corporate documents of the Corporation:

(i)            the Certificate of Incorporation of the Corporation and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of Washington;

(ii)           the By-laws of the Corporation and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Corporation;

(iii)          certificate of existence of the Secretary of State of Washington, certifying as of a recent date that the Corporation is duly organized, validly existing and in good standing under the laws of that State;

(iv)          copies of the minutes and resolutions of the Board of Directors and stockholders of the Corporation showing the approval by such Board of the execution and delivery by the Corporation to the Buyer of this Agreement and of the agreements and instruments provided for herein and of the performance of the obligations of the Corporation under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Corporation; and

(v)           a certificate of incumbency identifying the officers and directors of the Corporation immediately before Closing, and attaching the resignation letters of all the directors, and those officers as the Buyer shall specify, in each case to be effective as of the consummation of the Closing.

(f)            The Buyer shall have received a written opinion of counsel for the Seller and the Corporation dated as of the Closing Date, in the form of Exhibit 9(f) hereto.

(g)           The Corporation and/or the Seller shall have delivered to the Buyer an assignment or consent to all of the leases (if any) described in Schedule 4(a)(xiii) that require such assignment or consent as a condition to the consummation of the transactions contemplated hereby.

(h)           The Buyer shall have received from Luke, Beck and Ort executed employment agreements in the form attached hereto as Exhibit 3(d)(i), (ii) and (iii).

(i)            The Buyer shall have received from the Seller the executed Bills of Sale and Assignment and Assumption Agreements in the forms attached hereto as Exhibit 3(e) and all other instruments of conveyance and transfer contemplated by Section 3(e).

(j)            The Buyer shall have received from the Seller, original copies of this Agreement and each of the Other Agreements, validly executed and delivered by the Seller.

(k)           Buyer shall have received the Audited Financial Statements and the Interim Financials Statements, prepared in accordance with GAAP pursuant to Section 4(a)(ix). At the Closing, Buyer shall be responsible for any and all audit fees in excess of $40,000.

(l)            Since December 31, 2006, there shall have been no material adverse change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or earnings of the Corporation.

(m)          There shall be no outstanding actions or threats of action by any party that may materially adversely effect the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Corporation.

(n)           The Seller shall have delivered to the Buyer an executed lock-up agreement substantially in the form attached hereto as Exhibit 9(n) (“Lock-Up Agreement”) to be mutually agreed upon pursuant to which the Buyer and Seller shall agree that a registration statement covering the Seller’s Shares shall be filed with the SEC 90 days following the effective date of the initial registration statement of AMI.

(o)           Buyer shall have obtained financing satisfactory to Buyer to provide at least $2,675,000 of equity financing for the Purchase Price.

(p)           The Business operations of Wright Medical shall have been disposed of in their entirety and the Corporation shall have no liabilities or other obligations with respect to the former business of Wright Medical.

(q)           (i) Buyer shall have received all necessary consents and approvals from the Corporation’s existing lenders in order to assume the Corporation’s existing loans and bank facilities and/or (ii) Buyer shall have obtained financing necessary to payoff and refinance the Corporation’s existing loans and bank facilities.

(r)            Buyer shall have satisfactorily completed its due diligence review of the Corporation.

Section 10.            Conditions Precedent to the Obligations of Seller and the Corporation to Close.  The obligations of the Seller and the Corporation to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           There shall not have been any breach of the representations, warranties, covenants and agreements of the Buyer contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

(b)           The Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Seller.

(c)           The Seller shall have received a certificate dated the Closing Date and signed by the Buyer, certifying that the conditions specified in Sections 10(a) and 10(b) above have been fulfilled.

(d)           The Buyer shall have obtained and delivered to the Seller any required consents or approvals of any third parties whose consent is required by the Buyer as a condition to the consummation of the transactions contemplated hereunder.

(e)           The Buyer shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of the following corporate documents of the Corporation:

(f)            The Seller shall have received originals or certified copies, reasonably satisfactory in form and substance to the Seller, of the following corporate documents of the Buyer:

(i)            a certificate of existence certifying as of a recent date that the Buyer is a corporation in good standing under the laws of its state of incorporation;

(ii)           copies of the minutes and resolutions of the Board of Directors of the Buyer showing the authorization and approval by such Board of the execution and delivery by the Buyer of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Buyer; and

(iii)          a certificate of incumbency identifying the officers and directors of the Buyer as of the Closing Date.

(g)           The Seller shall have received originals or certified copies, reasonably satisfactory in form and substance to the Seller, of the following corporate documents of AMI:

(i)            a certificate of existence certifying as of a recent date that AMI is a corporation in good standing under the laws of its state of incorporation;

(ii)           copies of the minutes and resolutions of the Board of Directors of AMI showing the approval by such Board of the execution and delivery by AMI of the agreements and instruments provided for herein to which AMI is a party, and of the performance of its obligations hereunder and thereunder, certified as of a recent date by the Secretary or another officer of AMI; and

(iii)          a certificate of incumbency identifying the officers and directors of AMI as of the Closing.

(h)           AMI shall have delivered to the Seller a Registration Rights Agreement substantially in the form attached hereto as Exhibit 10(h) (“Registration Rights Agreement”) pursuant to which AMI shall include all Shares comprising a portion of the Purchase Price plus the Performance Shares, if any, in a registration statement filed with the SEC under the Securities Act of 1933.  All costs and expenses of any kind related to such registration (exclusive of sales commissions and selling shareholder attorneys’ fees) shall be borne by AMI.

Section 11.            Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           By mutual written consent of the Seller, the Buyer and the Corporation properly authorized (where applicable) by their respective Boards of Directors;

(b)           By the Buyer or the Seller if this transaction is not completed by May [18], 2007, unless extended by mutual consent;

(c)           By the Buyer, if the Seller has materially breached any of his representations, warranties or covenants under this Agreement;

(d)           By the Seller, if the Buyer has materially breached any of its representations, warranties or covenants under this Agreement;

(e)           By Buyer or Seller, if any court of competent jurisdiction in or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall not have been withdrawn by 30 days after the date on which such order, decree, ruling or other action was first issued or taken; or

(f)            By Seller or Buyer if a proceeding in bankruptcy or reorganization of the Corporation or Buyer or the readjustment of or moratorium on any of its debts under the U.S. bankruptcy laws, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors now or hereafter existing, shall be commenced by or against the Corporation or Buyer.

Section 12.            The Buyer’s Obligations at Closing.

(a)           At the Closing, in addition to fulfilling the conditions to closing appearing in Section 9 of this Agreement, the Buyer shall deliver:

(i)            to Seller, the Cash Purchase Price and Shares, as set forth in Section 3(a);

(ii)           to the Escrow Agent, an original copy of the Escrow Agreement, duly and validly executed by the Buyer, together with the Escrow Amount.

(iii)          to Luke, Beck and Ort employment agreements in the form set forth as Exhibits 3(d)(i), (ii), and (iii) signed by the proper officers of the Buyer.

(b)           Without limiting the Buyer’s obligation to satisfy the closing conditions set forth in Section 9 hereto, it shall be the responsibility of the Buyer to cause the Escrow Agent to deliver to the Seller an original copy of the Escrow Agreement in the form of Exhibit 3(b), duly and validly executed by the Escrow Agent.

Section 13.            The Seller’s Obligations at Closing.  At the Closing, in addition to fulfilling the conditions to Closing appearing in Section 8 herein:

(a)           the Seller shall deliver to the Buyer stock certificate(s) representing the shares of Stock owned by Seller, free of all liens, claims and encumbrances properly endorsed, or with stock powers executed in blank, and with any and all transfer, stamp or similar taxes upon the transfer of the shares to the Buyer paid in full by Seller.

(b)           the Seller shall transfer and deliver to the Buyer all original minute books, stock books, stock transfer ledger, canceled stock certificates, corporate seals and financial records and statements of the Corporation.

(c)           The Seller will dispose of all assets or stock of Wright Medical that existed immediately before the Closing and the Seller shall agree to assume all pre-Closing Liabilities associated with Wright Medical and indemnify the Buyer with respect to any pre-Closing Liabilities associated with Wright Medical.

Section 14.            Subsequent Events.

(a)           Within 45 days after the Closing, the Buyer shall receive the Closing Balance Sheet of the Corporation, together with the Seller’s calculation of the Adjusted Purchase Price as described in Section 3(c) hereof.  The Buyer and Seller agree to share equally the costs of the Closing Balance Sheet.

(b)           The Buyer hereby agrees to provide the Seller and his accountants with full and free access to the books and records of the Corporation and to cooperate fully with all such representatives of the Seller so that the Closing Balance Sheet may be prepared on a timely basis.

Section 15.            Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

Section 16.            Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, and together with the Other Agreements, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, arrangements and understandings, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.  All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof.  There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein.  This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

Section 17.            Governing Law.  This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

Section 18.            Expenses.  The Buyer, the Corporation and the Seller shall each pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 19.            Arbitration.  If a dispute between the parties involving any matter of an accounting nature including, but not limited to, any adjustment of the Purchase Price, arises and cannot be resolved by informal meetings and discussions, the dispute shall be settled by binding arbitration, and a corresponding judgment may be entered in a court of competent jurisdiction.  Arbitration of any dispute may be initiated by one party by sending a written demand for arbitration to the other party, which demand will preclude any party hereto from initiating an action in any court.  This demand will specify the matter in dispute and request the appointment of an independent arbitrator.  The independent accountants of the Seller and those of the Buyer shall each name another independent accounting firm.  These two named accounting firms shall then agree upon a third certified public accountant independent of Buyer and Seller who shall act as the independent arbitrator for this matter.  The arbitration hearing will be conducted by a reorganized mutually acceptable arbitration tribunal in accordance with the procedural rules set forth in the commercial arbitration rules of the American Arbitration Association, however, not necessarily before the American Arbitration Association.  The situs of the arbitration will be Seattle, Washington.  The arbitrators shall not be empowered to award punitive or exemplary damages to either party.

Section 20.            Consent to Jurisdiction; Waiver of Jury Trial.  In the event that litigation of a dispute is initiated by either of the parties hereto, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Courts of the State of Colorado or the United States District Court for the District of Colorado, located in Denver, Colorado, to the extent that such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 21 or at such other address of which a party shall have been notified pursuant thereto; (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and (vi) waives the right to a jury trial.

Section 21.            Severability.  If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part.  To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

Section 22.            Notices.

(a)           All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

(i)                                     (a)           if to the Corporation to:

Rainier Surgical Incorporated

1144 29th Street NW

Auburn, WA 98001

Attention: Mr. Garth Luke

Telecopier No.:  (253) 486-0501

(b)                                 if to the Seller, to:

Mr. Garth Luke

1144 29th Street NW

Auburn, WA 98001

Telecopier No.:  (253) 486-0501

with a copy to:

D. Douglas Matson

Landsman Fleming & Matson, LLP

1191 Second Avenue, Suite 2150

Seattle, WA 98101

Telecopier No. (206) 624-7903

(ii)           if to the Buyer to:

Rainier Acquisition Corp.

c/o Andover Medical, Inc.

510 Turnpike Street, Ste 204

North Andover, MA  01845

Attention:   Edwin Reilly, COO

Telecopier No.:  978-557-1004

with a copy to:

Phillips Nizer LLP

666 Fifth Avenue, 28th Floor

New York, NY  10103

Attention:   Elliot H. Lutzker

Telecopier No.:  (212) 262-5152

(b)           Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or.  unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 23.            Non-Waivers.  Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any right, power or privilege of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

Section 24.            Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other parties.

Section 25.            Miscellaneous.

(a)           Further Assurances:  Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Seller and Buyer shall cooperate with and provide assistance to the other in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to the Corporation and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other or the Corporation with respect to any audit of any tax returns filed prior to, or that related to periods ending prior to, the Closing; provided, however, that the Buyer and the Corporation hereby covenant and agree that the Corporation will not file any amended income tax return for any period ending prior to January 1, 2007 without first obtaining the Seller’s written consent thereto.

(b)           Headings.  The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)           Counterparts.  This Agreement may be executed and delivered in multiple counterpart copies.  each of which shall be an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

SELLER:

/s/ Garth Luke
Garth Luke

THE CORPORATION:

RAINIER SURGICAL INCORPORATED

By:	/s/ Garth Luke
Name: Garth Luke
Title: President

BUYER:

RAINIER ACQUISITION CORP.

By:	/s/ Edwin A. Reilly
Name: Edwin A. Reilly
Title: CEO

SCHEDULE 3(a)

Allocation of the Purchase Price and the Escrow Amount

Schedule 3(a)(i)

Seller Name	Share of Cash Purchase Price	Share of Buyer’s Shares
Garth Luke	100%	shares [$842,000]
Susan Beck	-0-	shares [$18,000]
James Ort	-0-	shares [$40,000]
TOTAL	$ 2,675,000	shares [$900,000]

Schedule 3(a)(ii)

Seller Name	% of Earnout Payments

Garth Luke	96.65

Susan Beck	.75%

James Ort	2.6%

TOTAL	100%

Schedule 3(a)(iii)	% of Performance Shares

Garth Luke	66.67%

Susan Beck	8.11%

James Ort	25.22%